Issuer Free Writing Prospectus, dated January 4, 2011
Filed pursuant to Rule 433 under the Securities Act of 1933
Supplementing the Preliminary Prospectus dated January 4, 2011
Registration Statement No. 333-168703

Regal Entertainment Group

$150,000,000 9.125% Senior Notes due 2018

Issuer:	Regal Entertainment Group
Security Type:	Senior Unsecured Notes
Pricing Date:	January 4, 2011
Principal Amount:	$150,000,000
Maturity:	August 15, 2018
Benchmark:	4.000% UST due August 15, 2018
Spread to Benchmark:	531 basis points
Coupon:	9.125%
Price to Public:	104.500% (plus accrued interest from August 16, 2010)
Yield to Worst:	8.107%
Interest Payment Dates:	February 15th and August 15th
First Interest Payment Date:	February 15, 2011
Optional Redemption:	Callable, on or after the following dates, and at the following prices:
	Date	Price
	8/15/2014	104.563%
	8/15/2015	102.281%
	8/15/2016 and thereafter	100.000%
Make-Whole:	Callable prior to first call date at make-whole call of T+50
Equity Clawback:	Redeem until August 15, 2013 at 109.125% for up to 35.0%
Settlement Date:	January 7, 2011 (T + 3)
CUSIP / ISIN:	758766AE9 / US758766AE92
Sole Book-Running Manager:	Credit Suisse Securities (USA) LLC

        Regal Entertainment Group ("Regal") has filed a registration statement and a related prospectus with the Securities and Exchange Commission (the "SEC") for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents that Regal has filed with the SEC for more complete information about Regal and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively,

Regal, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037.

        This communication supplements, and should be read in conjunction with, the preliminary prospectus, dated January 4, 2011. The information in this communication supersedes the information in the preliminary prospectus to the extent different from or in addition to the information in the preliminary prospectus. This communication is qualified in its entirety by reference to the preliminary prospectus. Financial information presented in the preliminary prospectus is deemed to have changed to the extent affected by the changes described herein. Capitalized terms used in this communication but not defined have the meanings given them in the preliminary prospectus.

        Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.